                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                             Powell Industries, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)



--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
      1) Title of each class of securities to which transaction applies:

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      2)  Aggregate number of securities to which transaction applies:

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      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                                               ---------------------------------
      4)  Proposed maximum aggregate value of transaction:
                                                          ----------------------
      5)  Total fee paid:
                         -------------------------------------------------------
[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:
                                 -----------------------------------------------
      2)  Form, Schedule or Registration Statement No.:
                                                       -------------------------
      3) Filing Party:
                      ----------------------------------------------------------
      4) Dated Filed:
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

                            POWELL INDUSTRIES, INC.
                               8550 MOSLEY DRIVE
                              HOUSTON, TEXAS 77075

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 17, 2000

TO THE STOCKHOLDERS OF POWELL INDUSTRIES, INC.:

     Notice is hereby given that the Annual Meeting of the Stockholders of Powell Industries, Inc., a Nevada corporation (the "Company"), will be held at the offices of the Company at 8550 Mosley Drive, in Houston, Texas on Friday, March 17, 2000 at 11:00 a.m. Houston time, for the following purposes:

          1. To elect two (2) members of the Company's Board of Directors, class of 2003; and

          2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The stock transfer books will not be closed. Stockholders of record as of the close of business on January 31, 2000 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof, notwithstanding any transfer of stock on the books of the Company after such record date.

     You are cordially invited to attend the meeting in person. YOU ARE URGED TO COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND TO RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                                            By Order of the Board of Directors

                                                  J. F. Ahart
                                               Vice President and
                                                   Secretary

Houston, Texas
January 29, 2000

                            POWELL INDUSTRIES, INC.
                               8550 MOSLEY DRIVE
                              HOUSTON, TEXAS 77075
                             ---------------------

                                PROXY STATEMENT
                                JANUARY 29, 2000
                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                 MARCH 17, 2000
                             ---------------------

                         SOLICITATION AND VOTING RIGHTS

     The accompanying proxy is solicited by the Board of Directors of Powell Industries, Inc., a Nevada corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on Friday, March 17, 2000 at 11:00 a.m., Houston time, at the offices of the Company at 8550 Mosley Drive, in Houston, Texas, or at any adjournment thereof.

     This Proxy Statement and proxy and the accompanying Notice of Annual Meeting, Summary Annual Report to Stockholders, and Form 10-K for the year ended October 31, 1999, including consolidated financial statements, will be mailed to stockholders on or about February 18, 2000. The cost of soliciting proxies in the enclosed form will be borne by the Company. The Board of Directors of the Company has fixed January 31, 2000, as the record date for determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. There are 10,589,200 shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), outstanding . Each holder of Common Stock will be entitled to one vote for each share owned, except as noted below.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum at the meeting. The holders of shares represented by proxies reflecting abstentions or "broker non-votes" are considered present at the meeting and count toward a quorum. Brokers holding shares of record for their customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. When brokers complete proxy forms, they generally vote on those matters as to which they are entitled to vote. On those matters as to which brokers are not entitled to vote without instructions from their customers and have not received such instructions, brokers generally indicate on their proxies that they lack voting authority as to those matters. As to those matters, such indications are called "broker non-votes".

     The persons receiving the greatest number of votes cast at the meeting to fill the directorship with a term to expire in 2003 will be elected as directors of the Company, class of 2003. Thus, abstentions and broker non-votes will have no effect on the election of directors.

     Regarding other matters, the vote of a majority of the voting power present, in person or by proxy, and entitled to vote on the matters, at a meeting at which a quorum is present, is the act of the stockholders. Accordingly, abstentions will have the effect of negative votes with respect to any such other matters. Broker non-votes will have the effect of negative votes as to any such other matters as to which the broker is entitled to vote, and no effect on those matters as to which the broker is not entitled to vote.

     The shares represented by each valid proxy received by the Company on the form solicited by the Board of Directors will be voted in accordance with instructions specified on the proxy. Under Nevada law, a stockholder giving a duly executed proxy may revoke it before it is exercised only by filing with or transmitting to the Secretary of the Company an instrument or transmission revoking it, or a duly executed proxy bearing a later date.

                             COMMON STOCK OWNED BY
                     PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth as of January 29, 2000 (except as otherwise noted below), the number of shares of Common Stock owned by each person who is known by the Company to own beneficially more than five percent (5%) of the Company's outstanding Common Stock:

                                                        AMOUNT AND NATURE
NAME AND ADDRESS                                          OF BENEFICIAL
OF BENEFICIAL OWNER                                         OWNERSHIP       PERCENT OF CLASS
-------------------                                     -----------------   ----------------
Thomas W. Powell......................................      2,973,083(1)         27.89%
  P.O. Box 12818
  Houston, Texas 77217
Heartland Advisors, Inc. .............................      1,059,000(2)         10.00%
  790 North Milwaukee Street
  Milwaukee, Wisconsin 53202
Fidelity Management & Research Co. ...................      1,027,500(3)          9.70%
  82 Devonshire Street
  Boston, Massachusetts 02109
Bonnie L. Powell......................................        942,419(4)          8.90%
  P. O. Box 112
  Warda, Texas 78960
Wellington Trust Company, NA..........................        853,500(5)          8.06%
  75 State Street
  Boston, Massachusetts 02109
Klein Bank, ..........................................        720,302(6)          6.80%
  Trustee of the Powell Industries, Inc.
  Employee Stock Ownership Trust
  and of the Powell Industries, Inc.
  Frozen Employee Stock Ownership Trust
  13845 Breck
  Houston, Texas 77066

---------------

(1) Mr. Powell has sole voting power and sole investment power with respect to 2,602,512 of such shares. Of those 2,602,512 shares, 78,720 are held by Mr. Powell's IRA, and 2,523,792 are held by TWP Holdings, Ltd., a partnership controlled by Mr. Powell. Also includes 297,360 shares held by the Thomas Walker Powell Trust. Mr. Powell is a co-trustee of such trust and shares voting and investment power with respect to the shares held by such trust with the other co-trustees, Michael W. Powell and Holly C.

    Powell Arnold. Also includes 2,292 shares allocated to the account of Mr. Powell under the Powell Industries, Inc. Employee Stock Ownership Plan (see footnote (6) to this table) and 919 shares held in trust for the account of Mr. Powell under the Employees Incentive Savings Plan of the Company. Mellon Bank, N.A. is the sole trustee of the Employees Incentive Savings Plan and as such has sole power to vote such shares as directed by the administrative committee of the Plan. All data in this Proxy Statement with respect to shares held in the Employees Incentive Savings Plan are as of October 31, 1999. Also includes 70,000 shares subject to stock options which are currently exercisable by Mr. Powell.

(2) As of December 31, 1998, based on a Schedule 13G dated January 28, 1999. According to such Schedule 13G, Heartland Value Fund has interests in more than 5% of the Company's Common Stock. Also according to such Schedule 13G, Heartland Advisors, Inc. had sole dispositive power over all of such shares and sole voting power as to 385,000 of such shares.

(3) As of December 31, 1998, based on a Schedule 13G dated February 1, 1999 filed by FMR Corp., the parent of Fidelity Management & Research Company. According to such Schedule 13G, such stock is held on behalf of Fidelity Low-Priced Stock Fund. Also according to such Schedule 13G, such Fund's Board of Directors has the sole power to vote or direct the voting of such shares, and each of such Fund, FMR Corp., and Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to dispose of such shares.

(4) Mrs. Powell has sole voting power and sole investment power with respect to 596,919 of such shares. Also includes 345,500 shares held by Testamentary Trust No. 1, of which Mrs. Powell is a co-trustee. Mrs. Powell shares voting and investment power with respect to such shares held by Testamentary Trust No. 1 with J. Suzzanne May, the other co-trustee of such trust. Any act of such co-trustees requires the approval of a majority of them.

(5) As of December 31, 1998, based on a Schedule 13G dated December 31, 1998, filed by Wellington Management Company, LLP, the parent of Wellington Trust Company, NA. According to such Schedule 13G, Wellington Management Company, LLP shares dispositive power over all such shares, and shares voting power as to 433,500 of such shares.

(6) Of such shares, 690,265 are held in the Powell Industries, Inc. Employee Stock Ownership Trust (the "ESOP") and 30,037 are held in the Powell Industries, Inc. Frozen Employee Stock Ownership Trust (the "Frozen ESOP"). Klein Bank, as Trustee, but as directed by the administrative committee for the ESOP appointed by the Board of Directors of the Corporation, votes and disposes of shares not allocated to the accounts of participants, and allocated shares as to which no direction is received from the participant. Participants have the right to direct the voting and tender of shares allocated to their accounts. As of October 31, 1999, approximately 230,342 of the shares held by the ESOP were allocated to the accounts of participants. An additional 44,863 shares will be allocated to the accounts of participants effective December 31, 1999, but the amount of this latter allocation to each participant has not been determined as of the date of this Proxy Statement. Accordingly, such shares to be allocated as of December 31, 1999 are not included in the number of shares shown as owned by executive officers in this proxy statement. All shares held in the Frozen ESOP have been allocated to accounts of participants. Except as otherwise specified, all data in this Proxy Statement with respect to shares held in either the ESOP or the Frozen ESOP are as of December 9, 1999.

     The following table sets forth, as of January 29, 2000, except for plan share data (see footnotes (1) and (6) to the preceding table), the number of shares of the Common Stock beneficially owned by each director and nominee for director, each of the executive officers listed in the Summary Compensation Table below, and all executive officers and directors of the Company as a group:

                                                             AMOUNT AND NATURE
                                                               OF BENEFICIAL     PERCENT
NAME OF BENEFICIAL OWNER                                       OWNERSHIP(1)      OF CLASS
------------------------                                     -----------------   --------
J.F. Ahart.................................................         41,383(2)      *
Joseph L. Becherer.........................................          1,000         *
Eugene L. Butler...........................................          2,500         *
David J. Dimlich...........................................         17,511(3)      *
Adam Janas.................................................         22,779(4)      *
Bonnie L. Powell...........................................        942,419(5)      8.90%
Thomas W. Powell...........................................      2,973,083(6)     27.89%
Stephen W. Seale, Jr. .....................................          3,000(7)      *
Lawrence R. Tanner.........................................          3,240         *
Robert C. Tranchon.........................................              0         0
M.M. Zeller................................................         49,160(8)      *
All Executive Officers and Directors as a group (14
  persons).................................................      4,053,336(9)     37.83%

---------------

 *  Less than one percent (1%).

(1) The persons listed have sole voting power and sole investment power with respect to the shares beneficially owned by them, except as otherwise indicated.

(2) Mr. Ahart has sole voting and investment power over 8,025 of such shares. Also includes 2,058 shares allocated to Mr. Ahart's account in the ESOP. See footnote (6) to the preceding table. Also includes 31,300 shares subject to stock options which are currently exercisable by Mr. Ahart.

(3) Mr. Dimlich has sole voting and investment power over 3,500 of such shares. Also includes 811 shares allocated to Mr. Dimlich's account in the ESOP. See footnote (6) to the preceding table. Also includes 13,200 shares subject to stock options which are currently exercisable by Mr. Dimlich.

(4) Mr. Janas has sole voting and investment power over 5,088 of such shares. Also includes 2,091 shares allocated to Mr. Janas' account in the ESOP. See footnote (6) to the preceding table. Also includes 15,600 shares subject to stock options which are currently exercisable by Mr. Janas.

(5) See footnote (4) to the preceding table.

(6) See footnote (1) to the preceding table.

(7) Such shares are held by Seale Land & Cattle Co., an unincorporated business controlled by Mr. Seale.

(8) Mr. Zeller has sole voting and investment power over 10,080 of such shares. Also includes 2,080 shares allocated to Mr. Zeller's account in the ESOP. See footnote (6) to the preceding table. Also includes 37,000 shares subject to stock options which are currently exercisable by Mr. Zeller.

(9) Includes 925 shares that are held in trust for an executive officer not named above under the Employees Incentive Savings Plan of the Company. See footnote (1) to the preceding table. Also includes 2,695 shares held in trust for the accounts of certain executive officers not named above under the ESOP. See footnote (6) to the preceding table. Also includes 26,100 shares subject to stock options which are currently exercisable by certain executive officers not named above. Also includes 8,900 shares over which certain executive officers not named above have sole voting and investment power.

                             ELECTION OF DIRECTORS

     The terms of two directors expire in 2000 under the bylaws of the Company. The terms of the remaining directors continue after the Annual Meeting. The Board of Directors has nominated Stephen W. Seale, Jr. and Robert C. Tranchon for election as directors with terms to expire in 2003. Mr. Seale and Mr. Tranchon currently serve as directors of the Company with terms expiring in 2000. Mr. Tranchon was elected as a director by the Board of Directors effective January 29, 2000 to fill a vacancy on the Board of Directors. Although the Board of Directors does not contemplate that any nominee will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment for a substitute nominee.

     The following table sets forth for each nominee and for each director whose term of office continues after the Annual Meeting, his name, age, principal occupation and employment for the past five years, offices held with the Company, the date he first became a director, and the date of expiration of his current term as director.

                                       PRINCIPAL OCCUPATION FOR      OFFICES HELD    DIRECTOR     TERM
NOMINEE                       AGE         PAST FIVE YEARS(1)         WITH COMPANY     SINCE      EXPIRES
-------                       ---      ------------------------     ---------------  --------    -------
Stephen W. Seale, Jr. ......  60    Retired; previously             Director           1985       2000
                                    Director -- Operations,
                                    Materials and Structures
                                    Division and other assignments
                                    at Southwest Research
                                    Institute, an independent
                                    research and development
                                    organization, until January
                                    1998
Robert C. Tranchon..........  59    President and CEO, Reveille     Director           2000       2000
                                    Technology, a manufacturing
                                    system software development
                                    and consulting firm, 1995 to
                                    present; President, CEO, and
                                    director of Ansaldo Ross Hill,
                                    a manufacturer of drives,
                                    motors, and automation
                                    systems, 1997 to present;
                                    independent consultant, 1995-
                                    1996; previously President,
                                    CEO and Chairman of the Board
                                    of Directors of Westinghouse
                                    Motor Company
Thomas W. Powell............  59    Chairman of the Board,          Director,          1984       2001
                                    President and Chief Executive   Chairman of the
                                    Officer of the Company since    Board,
                                    1984                            President and
                                                                    Chief Executive
                                                                    Officer
Lawrence R. Tanner..........  73    Director, Technical Services    Director           1992       2001
                                    for Compaq Computer Company

                                       PRINCIPAL OCCUPATION FOR      OFFICES HELD    DIRECTOR     TERM
NOMINEE                       AGE         PAST FIVE YEARS(1)         WITH COMPANY     SINCE      EXPIRES
-------                       ---      ------------------------     ---------------  --------    -------
Joseph L. Becherer..........  57    Retired; previously, Senior     Director           1997       2001
                                    Vice President of Eaton
                                    Corporation, September 1995 to
                                    October 1997 with
                                    responsibility for the Cutler
                                    Hammer Group; Operations Vice
                                    President of Cutler Hammer, a
                                    subsidiary of Eaton
                                    Corporation, February 1994 to
                                    September 1995
J.F. Ahart..................  58    Vice President, Secretary,      (2)                1996(3)    2002
                                    Treasurer, and Chief Financial
                                    Officer of the Company since
                                    1989(2)
Eugene L. Butler............  58    Chairman of the Board,          Director           1990       2002
                                    Intercoastal Terminal, Inc.,
                                    April 1991 to present; CEO,
                                    Chairman, and a director of
                                    Petrominerals Corporation,
                                    April 1993 to April 1995;
                                    Chairman of the Board and CEO
                                    of Ponder Industries, Inc., an
                                    oilfield services company,
                                    April 1997 to present (also
                                    has served as director since
                                    January 1996)
Bonnie L. Powell............  66    Private investor for more than  Director           1986       2002
                                    the past five years

---------------

(1) None of the corporations listed (other than the Company) is an affiliate of the Company.

(2) Mr. Ahart is the Chief Financial Officer, Vice President, Secretary, and Treasurer of the Company. He also serves as a Director, Vice President and the Secretary and Treasurer of each subsidiary of the Company.

(3) Mr. Ahart also served as a director of the Company from January of 1990 to March of 1992.

     Bonnie L. Powell is the widow of William E. Powell, the father of Thomas W. Powell and the founder of the Company.

     Ponder Industries, Inc., of which Mr. Butler was Chairman of the Board and CEO, filed a petition under the federal bankruptcy laws in June 1999 for a managed liquidation of its assets pursuant to Chapter 11 of the United States Bankruptcy Code.

     Only those directors who are not employees of the Company or any of its subsidiaries or affiliates are entitled to receive a fee, plus reimbursement of out-of-pocket expenses, for their services as directors. Under the Company's standard arrangement for compensation of directors, outside directors receive a quarterly retainer of $2,000 and a fee of $2,000 for each board meeting attended. Members of a committee other than the chairman receive a fee of $600 for attending each committee meeting. Committee chairmen receive $1,000 for attending each committee meeting.

     In 1993, the Company adopted the Powell Industries, Inc. Directors' Fee Program which permits directors to defer receipt of the directors' fees to which they would otherwise be entitled and to have such deferred fees allocated to a shadow account as if they were invested in Common Stock of the Company on the date the fees were payable. Then upon expiration of the deferral period or the retirement or death of the director, payment will be made in the form of shares of Common Stock equal to the number of shares in his shadow account (plus any distributions on the Common Stock that were credited to the shadow account).

     Four meetings of the Board of Directors were held in the last fiscal year. No incumbent director attended fewer than seventy-five percent (75%) of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he served.

     The Board of Directors has a standing Audit Committee which met 4 times during the last fiscal year. The Audit Committee consists of Messrs. Seale, Butler, and Tanner. The Audit Committee has the responsibility to assist the Board of Directors in fulfilling its fiduciary responsibilities as to accounting policies and reporting practices of the Company and its subsidiaries and the sufficiency of the audits of all Company activities. It is the Board's agent in ensuring the integrity of financial reports of the Company and its subsidiaries, and the adequacy of disclosures to shareholders. The Audit Committee is the focal point for communication between other directors, the independent auditors, internal auditor and management as their duties relate to financial accounting, reporting, and controls.

     The Board of Directors also has a standing Compensation Committee comprised of Mr. Becherer, Mrs. Powell and Mr. Seale, all of whom are nonemployee directors of the Company. The Compensation Committee, which held four meetings during the last fiscal year, provides an oversight on behalf of the full Board on development and administration of the Company's executive compensation program and each component plan in which officers and directors are eligible to participate. The Compensation Committee also administers the Stock Option Plan and Incentive Compensation Plan of the Company.

     The Board of Directors does not have a standing nominating committee.

                  EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

     The following table provides information regarding the executive officers and/or significant employees of the Company and its subsidiaries who are not also a director or a nominee for director. The officers of the Company serve at the discretion of the Board of Directors of the Company, and officers of subsidiaries serve at the discretion of the Board of Directors of the respective subsidiaries.

NAME                                 AGE   SINCE               POSITION(1)
----                                 ---   -----               -----------
Robert L. Mitchell.................  66    1990    Controller of the Company
Thomas C. Burtnett.................  56    1993    President of Unibus, Inc.
David J. Dimlich...................  53    1994    President of Transdyn Controls,
                                                   Inc. ("Transdyn")
Adam Janas.........................  61    1984    President of Delta-Unibus Corp.
                                                   ("Delta")
Thomas W. Keiser...................  55    1998    President of Powell-ESCO Company
M. M. Zeller.......................  61    1990    President of Powell Electrical
                                                   Manufacturing Company ("PEMCO")

---------------

(1) Each of the corporations listed (other than the Company) is a subsidiary of the Company.

     Mr. Mitchell has been Controller of the Company since July 1, 1990. Mr. Burtnett has served as President of Unibus, Inc. since 1993. Mr. Dimlich became chief operating officer of Transdyn on June 30, 1994, and was elected President of Transdyn on August 5, 1994. Mr. Janas has served as President of Delta since 1984.

     Mr. Keiser was elected as President of Powell-ESCO Company on September 25, 1998. From 1996 to 1998 he was the General Manager of Keiser, Inc. dba C&S Trailer World, Inc., a dealer and manufacturer of horse, stock, utility, and enclosed trailers. Previously, he had served as a General Manager of Siemens Energy & Automation, Inc., a manufacturer of electrical equipment and a subsidiary of Siemens AG.

     Mr. Zeller has served as President of PEMCO since 1990.

     None of the corporations mentioned in the descriptions of the business backgrounds above is an affiliate of the Company (other than the subsidiaries of the Company listed in the table above).

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation of the Chief Executive Officer of the Company, and of the Company's four most highly compensated executive officers for the last fiscal year (other than the CEO) whose total annual salary and bonus exceeded $100,000, for each of the Company's fiscal years ending October 31, 1999, October 31, 1998, and October 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG TERM
                                                                    COMPENSATION
                                                ANNUAL         -----------------------
                                             COMPENSATION              AWARDS
                                           -----------------   -----------------------
               (A)                  (B)      (C)       (D)        (E)          (F)           (G)
                                                               RESTRICTED   SECURITIES       ALL
                                                                 STOCK      UNDERLYING      OTHER
                                           SALARY     BONUS      AWARDS      OPTIONS     COMPENSATION
   NAME AND PRINCIPAL POSITION      YEAR     ($)       ($)       ($)(1)        (#)          ($)(2)
   ---------------------------      ----   -------   -------   ----------   ----------   ------------
Thomas W. Powell..................  1999   315,000         0                  47,800        33,029(3)
  CEO                               1998   287,000   114,125                       0        33,029(3)
                                    1997   275,000   262,375                  30,000        32,979(3)

David J. Dimlich..................  1999   153,470    97,684                  12,200         4,800
  President of Transdyn             1998   145,526    89,700                       0         4,800
                                    1997   139,961   100,535                   9,000         4,750

Adam Janas........................  1999   128,000    98,444         0        13,300         4,800
  President of Delta                1998   125,000    85,400     1,921             0         4,800
                                    1997   119,375   115,000     6,827        10,000         4,750

M.M. Zeller.......................  1999   191,000         0                  20,000         4,800
  President of PEMCO                1998   185,502   149,762                       0         4,800
                                    1997   176,348   117,485                  13,000         4,750

J.F. Ahart........................  1999   174,000         0                  11,000         4,800
  CFO                               1998   165,681    49,805                       0         4,800
                                    1997   155,086   105,334                  11,000         4,750

---------------

(1) As of October 31, 1999, the aggregate number of shares of restricted stock held by named executive officers of the Company was 848, all of which were held by Mr. Janas, and the value of such shares as of such date was $6,466. Mr. Janas has the right to receive dividends with respect to such restricted stock awards to the extent dividends are paid generally on the Common Stock. However, the Company has not previously paid dividends and it is not anticipated that dividends will be paid in the immediate future. Such awards were made to Mr. Janas in connection with his exercise of stock options granted by the Company, pursuant to a provision in the stock option agreement designed to encourage retention of shares received upon exercise of options.

(2) Except as noted below with respect to Mr. Powell, each of the amounts in this column are matching contributions by the Company to the executive officer's account in the Company's Employees Incentive Savings Plan (a 401(k) plan).

(3) Of this amount, $4,800 for 1999, $4,800 for 1998, and $4,750 for 1997 were matching contributions by the Company to Mr. Powell's account in the Company's Employees Incentive Savings Plan (a 401(k) plan), and the remaining $28,229 for all years were premiums paid by the Company with respect to life insurance for the benefit of Mr. Powell.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                               POTENTIAL REALIZABLE VALUE
                                                                                                 AT ASSUMED ANNUAL RATES
                                                                                               OF STOCK PRICE APPRECIATION
INDIVIDUAL GRANTS                                                                                    FOR OPTION TERM
-------------------------------------------------------------------------------------------   -----------------------------
(A)                                           (B)          (C)         (D)          (E)         (F)        (G)        (H)
                                                          % OF
                                                          TOTAL
                                            NUMBER       OPTIONS
                                              OF         GRANTED
                                          SECURITIES       TO
                                          UNDERLYING    EMPLOYEES    EXERCISE
                                            OPTIONS     IN FISCAL     PRICE      EXPIRATION
NAME                                      GRANTED(1)      YEAR      ($/SH)(2)     DATE(3)      5%($)      10%($)     0%($)
----                                      -----------   ---------   ----------   ----------   --------   --------   -------
Thomas W. Powell........................    47,300        15.51        8.50        9/9/06     163,675    381,431       0
David J. Dimlich........................    12,200         4.00        8.50        9/9/06      42,216     98,382       0
Adam Janas..............................    13,300         4.36        8.50        9/9/06      46,023    107,252       0
M.M. Zeller.............................    20,000         6.56        8.50        9/9/06      69,207    161,282       0
J.F. Ahart..............................    11,000         3.61        8.50        9/9/06      38,064     88,705       0

---------------

(1) Such options become exercisable at the rate of 20% per year on each of the first five anniversaries of September 9, 1999, the date of grant, provided that the officer remains employed by the Company or one of its subsidiaries. However, upon a change in control of the Company (as defined in the 1992 Powell Industries, Inc. Stock Option Plan and the Non-Qualified Stock Option and Stock Award Agreements thereunder), all previously unexercised options will become immediately exercisable. The officer will additionally be entitled to receive one share of restricted Common Stock of the Company for each five shares of stock acquired through exercise of an option. Such restricted stock shall be forfeited if the officer disposes of the stock acquired through exercise of the option within five years, or if during such five-year period he voluntarily leaves the Company and its subsidiaries other than due to retirement or is terminated for cause.

(2) The exercise price may be paid by check or in shares of the Common Stock of the Company.

(3) An officer's options shall terminate earlier upon severance of employment with the Company and its subsidiaries, except that (i) if an officer shall retire at or after age 62, his options that are then currently exercisable shall continue until the expiration date; (ii) if an officer is terminated without cause or is terminated in connection with the sale of an operating division or unit, his options that are then currently exercisable shall continue until the earlier of the expiration date or 90 days after the date of the officer's termination; (iii) if an officer shall retire or terminate service for disability, or dies while in the employ of the Company or its subsidiary, his options shall become 100% exercisable and may be exercised until the earlier of the expiration date or one year following the date of retirement or termination for disability or death; and (iv) if an officer has retired for age or disability or was severed for disability and later dies prior to the date that his options would otherwise expire pursuant to the foregoing, such options shall continue until the earlier of the expiration date or one year following the date of his death.

                              FY-END OPTION VALUES

                 (A)                                 (B)                            (C)
                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                            UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                        OPTIONS AT OCTOBER 31, 1999(#)    AT OCTOBER 31, 1999($)
NAME                                      EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
----                                    ------------------------------   -------------------------
Thomas W. Powell......................          70,000/72,300                  64,750/9,625
David J. Dimlich......................          13,200/20,000                  13,200/3,300
Adam Janas............................          15,600/21,800                  12,650/3,438
M.M. Zeller...........................          37,000/31,500                  35,225/5,088
J.F. Ahart............................          31,300/20,700                  29,729/4,263

     Each of the named executive officers is covered by the Company's Executive Severance Protection Plan, which provides severance pay and other specified benefits upon termination of employment other than for cause (as defined in the Plan) within three years of a change in control of the Company. The benefits payable in such event (grossed up for taxes) are (1) three times the officer's current annual base salary, plus (2) three times the maximum incentive opportunity for the officer under the Company's then current Incentive Compensation Plan, plus (3) continuation of medical, dental, and life insurance benefits for three years or until the officer is covered under another plan, whichever is earlier.

     Thomas W. Powell is covered by the Company's Executive Benefit Plan. Pursuant to Mr. Powell's Executive Benefit Agreement executed under such Plan, he is entitled to the following payments: (1) if he should die while in active employment with the Company, a lump sum benefit of $630,000 payable to his designated beneficiary; (2) upon normal retirement on or after age 65 and the completion of at least ten years of continuous employment, salary continuation payments of $150,000 per year for five years and then $75,000 per year for ten years; (3) upon termination of employment prior to qualifying for normal retirement but after attaining age 55 and the completion of at least ten years of continuous employment with the Company, the salary continuation payments payable upon normal retirement, reduced by 1/2% for each month prior to age 65 that employment is terminated, commencing on the later of the date of retirement or attainment of age 60; and (4) upon a sale of all or substantially all of the property and assets of the Company other than in the usual course of its business, or a merger of the Company wherein the Company is not the surviving corporation, and within two years thereafter Mr. Powell's employment with the Company is terminated or he resigns following a change of his position to one of less responsibility, Mr. Powell would be entitled to receive salary continuation payments of $150,000 per year for five years and then $75,000 per year for ten years. If Mr. Powell entered into competition with the Company following termination or retirement described in (3) above, he would (a) forfeit all further payments if the competition occurred within 36 months following termination, or (b) not be entitled to any further payments until age 60, if the competition occurred after 36 months following termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the last fiscal year of the Company, Joseph L. Becherer, Bonnie L. Powell, and Stephen W. Seale, Jr. served on the Compensation Committee of the Board of Directors of the Company. None of them has ever served as an officer of the Company or any of its subsidiaries.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") of your Board of Directors is pleased to present to the shareholders its annual report on executive compensation. This report summarizes the responsibilities of the Committee, the compensation policy and objectives that guide the development and administration of the executive compensation program, each major component of the program, and the basis on which the compensation for the Chief Executive Officer, corporate officers and other key executives was determined for the fiscal year ended October 31, 1999.

     The Compensation Committee, which held four meetings during the last fiscal year, provides oversight on behalf of the full Board on development and administration of the Company's executive compensation program and each subcomponent plan under which officers or directors are eligible to participate. The Compensation Committee also administers the Stock Option Plan and Incentive Compensation Plan of the Company.

EXECUTIVE COMPENSATION PHILOSOPHY

     The philosophy of the Committee is that the Company's executive compensation program should be an effective tool for fostering the creation of shareholder value. The following objectives guide the Committee in its deliberations:

     - Provide a competitive compensation program that enables the Company to attract and retain key executives and Board members.

     - Assure a strong relationship between the performance results of the Company or subsidiary and the total compensation received.

     - Balance both annual and longer performance objectives of the Company.

     - Encourage executives to acquire and retain meaningful levels of Common Stock of the Company.

     - Work closely with the Chief Executive Officer to assure that the compensation program supports the management style and culture of the Company.

     In addition to normal employee benefits, the executive total compensation program includes base salary, annual cash incentive compensation, and longer term stock based grants and awards.

     Comparisons are made and surveys taken periodically to determine competitive compensation levels and practices for certain benchmark positions in the Company. Such analysis covers broad group of manufacturing companies, and the results are adjusted for differences in factors such as company size and position responsibilities. This comparison group is broader than the published industry index of companies included in the cumulative total return performance graph presented elsewhere in this Proxy Statement because it is more representative of the executive market in which the Company competes for talent and provides a consistent and stable market reference from year to year. Other comparative information from national survey databases, proxy statement disclosures, and general trend data provided by compensation consultants is also considered.

     Variable incentives, both annual and longer term, are important components of the program and are used to link pay and performance results. Variable incentive awards and performance standards are calibrated such that total compensation will generally approximate the market 50th percentile when Company performance results are at target levels which approximate the recent historical performance of the Company (subject to certain minimum target levels), and will exceed the 50th percentile when performance exceeds targets. However, changes in the mission and strategy of the Company or certain of its subsidiaries as well as projected profit and growth are also important considerations in the calibration of the Company's total executive compensation program.

     The Internal Revenue Code (Section 162(m)) impose a $1,000,000 limit, with certain exceptions, on the deductibility of compensation paid to each of the five highest paid executives. In particular, compensation that is determined to be "performance based" is exempt from this limitation. To be "performance based," incentive payments must use predetermined objective standards, limit the use of discretion in making awards, and be certified by the Compensation Committee made up of "outside directors." While the Committee believes that the use of discretion is appropriate in specific circumstances, it believes that the annual incentive compensation and longer term stock plans comply with the provisions of Section 162(m) as "performance based". It is not anticipated that any executive will receive compensation in excess of this limit during fiscal year 2000. The Committee will continue to monitor this situation and will take appropriate action if it is warranted in the future.

     Following is a discussion of each of the principal components of the executive total compensation program.

  Base Salary

     The base salary program targets the median of the primary comparison group for corporate officers and managers. Since subsidiary presidents generally have a higher incentive opportunity relative to comparable positions in the market, base salaries for subsidiary presidents are targeted somewhat below the market median. Each executive's base salary is reviewed individually each year. Salary adjustments are based on the individual's experience and background, performance during the prior year, the general movement of salaries in the marketplace, and the Company's financial position. Due to these factors, an executive's base salary may be above or below the target point at any point in time.

  Annual Incentive Compensation

     The Company administers an annual incentive plan for its corporate officers and managers, and subsidiary presidents and selected subsidiary managers. The goal of the plan is to reward participants in proportion to the performance of the Company and/or the subsidiary for which they have direct responsibility, and their individual contributions to the Company's performance.

     The amount of annual incentive compensation each participant is eligible to earn varies based on his potential contribution to the future performance of his subsidiary or the Company. The amount of such compensation actually earned by each participant is based on the actual financial performance of his subsidiary or the Company for the year compared to profit and growth target ranges which are set at the beginning of that year. Historical performance, current mission and strategy, and projected profit and growth capability are considered in setting the targets for each subsidiary and the Company. No annual incentive compensation was earned by officers or managers of Powell Industries, Inc. or PEMCO in fiscal 1999 because the financial performance of such corporations did not meet the minimum profit and growth targets previously established.

  Stock Based Compensation

     Stock ownership is encouraged through the use of a stock plan that provides for the grant of stock options and stock awards. Stock option grants are made on a periodic basis (typically every other year) and are based on competitive multiples of base salary. Senior executives typically have a higher multiple and, as a result, have a greater portion of their total compensation linked to the longer term success of the Company. In determining the appropriate grant multiples, the Company targets the market median among publicly held manufacturing companies of similar size. To encourage stock retention, participants who retain the shares obtained through the exercise of an option receive a restricted stock award equal to one additional restricted share for every five option shares retained for five years from the date they were acquired.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The Chief Executive Officer, Mr. Thomas W. Powell, participates in the executive compensation program described in this report.

     In establishing the total compensation program for Mr. Powell, the Committee assessed the pay levels for CEOs in similar companies in the manufacturing industry and the profit performance of the Company.

Respectfully submitted,

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Joseph L. Becherer, Chairman
Bonnie L. Powell
Stephen W. Seale, Jr.

PERFORMANCE GRAPH

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                         AMONG POWELL INDUSTRIES, INC.,
                NASDAQ MARKET INDEX AND PUBLISHED INDUSTRY INDEX

                              [PERFORMANCE GRAPH]

                                                            FISCAL YEAR ENDED
                               ---------------------------------------------------------------------------
                               10/31/1994   10/31/1995   10/31/1996   10/31/1997   10/30/1998   10/29/1999
                               ----------   ----------   ----------   ----------   ----------   ----------

Powell Industries, Inc.......    100.00       125.00       190.91       268.18       168.18       138.64
Industrial Electrical
  Equipment..................    100.00        91.69       102.09       164.81       135.55       170.55
NASDAQ Market Index..........    100.00       118.62       139.30       182.56       206.42       340.72

                   ASSUMES $100 INVESTED ON OCTOBER 31, 1994
                          ASSUMES DIVIDENDS REINVESTED
                       FISCAL YEAR ENDED OCTOBER 31, 1999

                              INDEPENDENT AUDITORS

     Arthur Andersen LLP has been selected to serve as independent auditors of the Company for the fiscal year ending October 31, 2000, and also served as the principal accountants of the Company for the fiscal year ending October 31, 1999. Representatives of such firm are expected to be present at the Annual Meeting of Stockholders. They will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

     As of the date of this statement, the Board of Directors has no knowledge of any business which will be presented for consideration at the meeting other than the election of three directors of the Company. Should any other matters be properly presented, it is intended that the enclosed proxy will be voted in accordance with the best judgment of the persons voting the matter.

                                 ANNUAL REPORT

     A Summary Annual Report to Stockholders and an Annual Report on Form 10-K covering the fiscal year of the Company ended October 31, 1999 are enclosed herewith. These reports do not form any part of the material for solicitation of proxies.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders to be presented at the Annual Meeting of Stockholders to be held in 2001 must be received at the office of the Secretary of the Company no later than October 1, 2000 in order to be included in the Company's proxy statement and form of proxy relating to that meeting.

                                            By Order of the Board of Directors

                                                        J. F. AHART
                                                Vice President and Secretary

Dated: January 29, 2000

                               Front Side of Proxy
================================================================================

                             POWELL INDUSTRIES, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                 MARCH 17, 2000
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned appoints Thomas W. Powell and Stephen W. Seale, Jr., and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of Powell Industries, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Powell Industries, Inc., to be held at the offices of Powell Industries, Inc., 8550 Mosley, Houston, Texas, at 11:00 a.m. Houston time, on March 17, 2000 and at any adjournment thereof, as follows:

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                          THE ELECTION OF ALL NOMINEES


1. [ ] FOR the election (except as indicated below) to the Board of Directors, class of 2003, of Stephen W. Seale, Jr. and Robert C. Tranchon.

         Instructions:  To withhold authority to vote for an individual nominee, write that nominee's name on the line provided below.

         -----------------------------------------------------------------------

    [ ]  WITHHOLD authority to vote for all nominees listed above.



                           (continued on reverse side)


================================================================================

                               BACK SIDE OF PROXY
===============================================================================
                           (continued from other side)

2. In their discretion with respect to (1) any other matters as may properly come before the meeting and any adjournment thereof, (2) approval of the minutes of the prior meeting, if such approval does not amount to ratification of the action taken at that meeting, (3) the election of any other person as a director if a nominee named above is unable to serve or for good cause will not serve, and (4) matters incident to the conduct of the meeting.

     If properly executed, this proxy will be voted as directed above.

     IF NO DIRECTION IS INDICATED WITH RESPECT TO THE ABOVE PROPOSALS, THIS PROXY WILL BE VOTED "FOR" THE BOARD OF DIRECTORS' NOMINEES.


                          -----------------------------------------------------

                          -----------------------------------------------------
                          (PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING.)

                          DATED:                            2000
                                 --------------------------,

                  IMPORTANT: PLEASE SIGN, DATE AND RETURN THIS
                  PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE!



===============================================================================